OFFER TO PURCHASE FOR CASH 8 SHARES OF PREFERRED STOCK
OF FSP GALLERIA NORTH CORP. AT
$40,000 PER SHARE
by: MORAGA GOLD, LLC; SCM SPECIAL FUND 2, LP; STEVEN GOLD
 (collectively the “Purchasers”)

THE OFFER, WITHDRAWAL RIGHTS, AND PRORATION PERIOD WILL EXPIRE AT 11:59 P.M., PACIFIC TIME, ON APRIL 24, 2009, UNLESS THE OFFER IS EXTENDED.

The Purchasers hereby seek to acquire 8 Shares of preferred stock (the “Shares”) in FSP GALLERIA NORTH CORP. (the “Corporation”).  The Purchasers are not affiliated with the Corporation or its management. The Purchasers hereby offer to purchase 8 Shares at a purchase price equal to $40,000 per Share, less the amount of any dividends declared or made with respect to the Shares between March 24, 2009 and April 24, 2009, or such other date to which this offer may be extended (the “Expiration Date”), in cash, without interest, upon the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”) and in the related Assignment Form, as each may be supplemented or amended from time to time (which together constitute the “Offer”).  As noted above, the Offer price would be subject to reduction for dividends made or declared prior to the Expiration Date.  Any dividends made or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Assignment Form, be assigned by tendering Shareholders to the Purchasers.

Tender of Shares will include the tender of any and all securities into which the Shares may be converted and any securities distributed with respect to the Shares from and after the Offer Date.

The Corporation had 841 holders of record owning an aggregate of 860 shares as of February 28, 2009, and March 4, 2009, respectively,, according to its Annual Report on Form 10-K for the fiscal year ending December 31, 2008.  The Purchasers and their affiliates currently beneficially own 1 Shares, or 0.12% of the outstanding Shares.  The 8 Shares subject to the Offer constitute 0.93% of the outstanding Shares.  Consummation of the Offer, if all Shares sought are tendered, would require payment by the Purchasers of up to $320,000 in aggregate purchase price, which the Purchasers intend to fund out of their current working capital.

Holders of Shares (“Shareholders”) are urged to consider the following factors:

•
The Corporation doesn’t intend to implement a liquidity plan for another 1 to 6 years.  At such time, the Corporation intends to sell the 16-story Class “A” office tower located in Dallas, Texas (the “Property”) and distribute the proceeds to the Shareholders (Form 10-K filed March 11, 2009).  Given the current decline in the real estate market, there is no guarantee that the Corporation will be able to sell the Property at a favorable price, if at all.

•
The Property is leased in its entirety to Tenet Hospitals Limited (“Tenet”).  The lease expires on December 31, 2009, and Tenet has announced that it will vacate the Property by the expiration date  (Form 10-Q filed August 8, 2008).  If the Corporation cannot find suitable replacement tenants, operating revenues for the Property could be significantly impacted, which in turn, could impact dividends paid to the Shareholders.  Although the Corporation paid dividends in the past to the Shareholders, the Corporation “cannot guarantee the future payment of dividends or the amount of any such dividends” (Form 10-K filed March 11, 2009).

•
Shareholders who tender their Shares will give up the opportunity to participate in any future benefits from the ownership of Shares, including potential future dividends by the Corporation from property operations or dispositions, and the purchase price per Share payable to a tendering Shareholder by the Purchasers may be less than the total amount which might otherwise be received by the Shareholder with respect to the Share from the Corporation.

•
The Purchasers are making the Offer for investment purposes and with the intention of making a profit from the ownership of the Shares.  In establishing the purchase price of $40,000 per Share, the Purchasers are motivated to establish the lowest price which might be acceptable to Shareholders consistent with the Purchasers’ objectives.  There is no public market for the Shares, and neither the Shareholders nor the Purchasers have any accurate means for determining the actual present value of the Shares.  Although there can be no certainty as to the actual present value of the Shares, the Purchasers have estimated, solely for the purposes of determining an acceptable Offer price, that the Corporation could have an estimated liquidation value of approximately $85,030 per Share.  It should be noted, however, that the Purchasers have not made an independent appraisal of the Shares or the Corporation’s properties, and are not qualified to appraise real estate.  Furthermore, there can be no assurance as to the timing or amount of any future Corporation dividends, and there cannot be any assurance that the Purchasers’ estimate accurately reflects an approximate value of the Shares or that the actual amounts which may be realized by holders for the Shares may not vary substantially from this estimate.

•
The Depositary, MacKenzie Patterson Fuller, LP, is an affiliate of certain of the Purchasers.  No independent party will hold securities tendered until the offer closes and payment is made.  Because there is no independent intermediary to hold the Purchasers’ funds and tendered securities, the Purchasers may have access to the securities before all conditions to the Offer have been satisfied and selling Shareholders have been paid; however, neither the Depositary nor the Purchasers has any rights with respect to the Shares prior to the Expiration Date and acceptance by the Purchasers for payment. Further, by tendering your Shares, you are agreeing to arbitrate any disputes that may arise between you and the Purchasers or the Depositary, to subject yourself to personal jurisdiction in California, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

•
The Offer allows Shareholders the option to sell 'All or None' of their Shares, thereby allowing Shareholders the option to avoid proration if more than 8 Shares are tendered. See Section 2—Acceptance for Payment and Payment for Shares; Proration and Section 4—Withdrawal Rights; Automatic Withdrawal Option. The Purchasers may accept only a portion of the Shares tendered by a Shareholder if a total of more than 8 Shares are tendered and the Shareholder does not select the 'All or None' option.

THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.  IF MORE THAN 8 SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASERS WILL ACCEPT FOR PURCHASE 8 SHARES FROM TENDERING SHAREHOLDERS (WHO DO NOT ELECT THE 'ALL OR NONE' OPTION) ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN.  A SHAREHOLDER MAY TENDER ANY OR ALL SHARES OWNED BY SUCH SHAREHOLDER.

The Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, subject to the restriction below, (ii) upon the occurrence of any of the conditions specified in Section 13 of this Offer to Purchase and prior to the Expiration Date, to terminate the Offer and not accept for payment any Shares, and (iii) to amend the Offer in any respect prior to the expiration date.  Notice of any such extension, termination, or amendment will promptly be disseminated to Shareholders in a manner reasonably designed to inform Shareholders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934 (the “Exchange Act”).  In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

IMPORTANT

Any Shareholder desiring to tender any or all of such Shareholder’s Shares should complete and sign the Assignment Form (a copy of which is enclosed with this Offer to Purchase) in accordance with the instructions in the Assignment Form and mail, deliver or telecopy the Assignment Form and any other required documents to MacKenzie Patterson Fuller, LP (the “Depositary”), an affiliate of certain of the Purchasers, at the address or facsimile number set forth below.

MacKenzie Patterson Fuller, LP
1640 School Street, Moraga, California 94556
Telephone: 800-854-8357 Facsimile: 925-631-9119
E-Mail Address: offers@mpfi.com

Questions or requests for assistance or additional copies of this Offer to Purchase or the Assignment Form may be directed to the Purchasers at 1-800-854-8357.
___________________________

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASERS OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE ASSIGNMENT FORM. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.
___________________________

The Corporation is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (“Commission”) relating to its business, financial condition and other matters.  Such reports and other information are available on the Commission’s electronic data gathering and retrieval (EDGAR) system, at its internet web site at www.sec.gov, may be inspected at the public reference facilities maintained by the Commission at 100 F Street, NE, Room 1580, Washington, D.C. 20549.  Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchasers have filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer.  Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

SUMMARY TERM SHEET

The Purchasers are offering to purchase up to 8 Shares for $40,000 per Share in cash. The following are some of the questions that you, as a Shareholder of the Corporation, may have and answers to those questions. The information in this summary is not complete, and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Assignment Form.

WHO IS OFFERING TO BUY MY SECURITIES?

The offer to purchase your Shares is being made jointly by: MORAGA GOLD, LLC; SCM Special Fund 2, LP; Steven Gold. Each of the entity Purchasers is a real estate investment fund. MacKenzie Patterson Fuller, LP is the manager or general partner of the following entities: MORAGA GOLD, LLC.  Sutter Capital Management, LLC is the manager or general partner of: SCM Special Fund 2, LP.    Steven Gold purchases real estate securities for his own account and is advised by MPF Advisers, LP, an affiliate of MacKenzie Patterson Fuller, LP..  None of the Purchasers is affiliated with the Corporation or its management.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are seeking to purchase up to 8 Shares of preferred stock, which are the “Shares” issued to investors in the Corporation.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

We are offering to pay $40,000 per Share, net to you in cash, less the amount of any dividends declared or made with respect to the Shares between March 24, 2009 and the date the Offer expires.  The Offer price would be reduced by the amount of dividends made or declared prior to the Expiration Date.  Any dividends made or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Assignment Form, be assigned by tendering Shareholders to the Purchasers.  If you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

If the total amount of Shares sought is purchased, the Purchasers’ capital commitment will be approximately $320,000.  The Purchasers have an aggregate of approximately $1 million in total assets at their disposal to fund payment to selling Shareholders.  The Purchasers currently have sufficient funded capital to fund all of their commitments under this Offer and all other tender offers they may be presently making.

IS THE FINANCIAL CONDITION OF THE BIDDERS RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

Because this is a cash offer that is not conditioned on financing being available, and the Purchasers have more than adequate resources and no intention to take control of the Corporation, other information concerning the Purchasers’ financial condition would seem to have little relevance to your decision.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

You will have at least until 11:59 p.m., Pacific Time, on April 24, 2009, to decide whether to tender your Shares in the Offer.

WILL ALL OF THE SHARES I TENDER BE ACCEPTED BY THE PURCHASERS?

The Purchasers desire to purchase up to 8 Shares.  If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 8, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 8 Shares are so tendered and not withdrawn, we will accept for payment and pay for 8 Shares so tendered, pro rata according to the number of Shares so tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate. However, you have the option to sell ‘All or None’ of your Shares by checking the appropriate box on the Letter of Transmittal.  If you check that box, we will only purchase your Shares if we can purchase all of your Shares; otherwise, you will be deemed to automatically withdraw your tender. See Section 2. Acceptance for Payment and Payment for Shares; Proration and Section 4.  Withdrawal Rights.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

The Offer can be extended in our discretion.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If we extend the offer, we will make a public announcement of the extension, not later than 9:00 a.m., Eastern Time, on the day after the day on which the Offer was scheduled to expire.  You can check our website at www.mpfi.com (click on MPF Tenders) to see if it has been extended, or check the SEC’s EDGAR database.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

There are no conditions to the offer based on a minimum number of Shares tendered, the availability of financing, or the success of the offer.  However, we may not be obligated to purchase any Shares if certain conditions occur, such as legal or government actions which would prohibit the purchase.  Furthermore, we are not obligated to purchase any Shares which are validly tendered if, among other things, there is a material adverse change in the Corporation or its business.  Please see the discussion in Section 13, Conditions of the Offer, for a description of all conditions.  Further, by tendering your Shares, you are agreeing to arbitrate any disputes that may arise between you and the Purchasers or the Depositary, to subject yourself to personal jurisdiction in California, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

WHEN WILL YOU PAY ME FOR THE SHARES I TENDER?

Upon the Expiration of the Offer and our acceptance of the Shares you tender, we will pay you upon the earlier of receipt of your share certificates or confirmation from the Corporation that you own the Shares.

HOW DO I TENDER MY SHARES?

To tender your Shares, you must deliver a completed Letter of Transmittal, to the Depositary at: MacKenzie Patterson Fuller, LP, 1640 School Street, Moraga, California 94556 (Telephone: 800-854-8357; Facsimile Transmission: 925-631-9119), no later than the time the Offer expires.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

You can withdraw previously tendered Shares at any time until the Offer has expired and, if we have not agreed to accept your Shares for payment by May 23, 2009, you can withdraw them at any time after such time until we do accept your Shares for payment.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares.

WHAT DOES THE CORPORATION THINK OF THE OFFER?

The Purchasers have not sought the approval or disapproval of the Corporation.  The Corporation may be expected to respond with the Corporation’s position on the offer in the next two weeks.

WILL THE CORPORATION CONTINUE AS A PUBLIC COMPANY?

The Corporation reported 841 holders of its outstanding Shares as of the date of its most recent annual report.  If the total number of Shareholders is below 300, the Corporation can elect to discontinue its status as a public reporting company.  Accordingly, it is possible that the Offer could result in the total number of Shareholders falling below the 300 holder level.  However, there has never been a public trading market for the Shares and none is expected to develop, so the Corporation’s status as a public company will not affect a trading market in the Shares.  A change in the Corporation’s status as a public company could reduce the information available to Shareholders about the Corporation in the event the information provided to Shareholders by the Corporation is not as extensive as that provided in reports required to be filed by public companies under applicable rules of the Securities and Exchange Commission.  Further, such potential deregistration would result in the loss of the other protections afforded by registration.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

The Purchasers do not anticipate that Shares held by non-tendering Shareholders will be affected by the completion of the offer.

WHAT ARE THE PURCHASERS’ FUTURE INTENTIONS CONCERNING THE CORPORATION?

The Purchasers have no present intention to seek control of the Corporation or to change the management of the Corporation.  The Purchasers do not have any present intention to take action in connection with the liquidation of the Corporation or with any extraordinary transaction concerning the Corporation or its assets.  Although the Purchasers do not have any present intention to take any action with respect to management or control of the Corporation, the Purchasers reserve the right, at an appropriate time, to exercise their rights as shareholders to vote on matters subject to a shareholder vote, including any vote affecting the sale of the Corporation’s assets and the liquidation and dissolution of the Corporation. Thus, if the Purchasers purchase a significant number of the outstanding Shares of the Corporation (pursuant to this and any other tender offers and other purchases), they may be in a position to control the Corporation by virtue of being able to vote for the directors and other matters requiring shareholder consent.

WHAT IS THE MARKET VALUE OF MY SHARES?

The Shares do not have a readily ascertainable market value, and neither the Shareholders nor the Purchasers have any accurate means for determining the actual present value of the Shares. According to the Corporation, “There is no established public trading market for the Company's Common Stock or Preferred Stock.” (Annual Report on Form 10-K for the fiscal year ending December 31, 2008).  The Purchasers’ review of independent secondary market reporting publications such as The Stanger Report and The Direct Investments Spectrum (formerly The Partnership Spectrum), reported no trading prices on secondary markets during the 3rd Quarter 2008 and no trading prices on secondary markets in Nov/Dec 2008, respectively. Certain affiliates of the Buyers purchased one share in September 2008 for $25,000.  The information published by these independent sources is believed to be the product of their private market research and does not constitute the comprehensive transaction reporting of a securities exchange.  Accordingly, the Purchasers do not know whether the foregoing information is accurate or complete.  The Purchasers are unaware of any other recent trading prices.  Although there can be no certainty as to the actual present value of the Shares, the Purchasers have estimated, solely for the purposes of determining an acceptable Offer price, that the Corporation could have an estimated liquidation value of approximately $85,030 per Share, or higher.  It should be noted, that the Purchasers have not made an independent appraisal of the Shares or the Corporation’s properties, and are not qualified to appraise real estate.  Accordingly, there can be no assurance that this estimate accurately reflects an approximate value of the Shares or that the actual amounts which may be realized by Shareholders for the Shares may not vary substantially from this estimate.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call MacKenzie Patterson Fuller, LP, toll-free, at 800-854-8357.

To the Shareholders of FSP GALLERIA NORTH CORP.:

INTRODUCTION

The Purchasers hereby offer to purchase 8 Shares at a purchase price of $40,000 per Share (“Offer Price”), less the amount of any dividends declared or paid with respect to the Shares between March 24, 2009, and the Expiration Date, in cash, without interest, upon the terms and subject to the conditions set forth in the Offer.  The Purchasers are unaware of any dividends declared or paid since March 24, 2009.  Shareholders who tender their Shares will not be obligated to pay any Corporation transfer fees, or any other fees, expenses or commissions in connection with the tender of Shares.  The Purchasers will pay all such costs and all charges and expenses of the Depositary, an affiliate of certain of the Purchasers, as depositary in connection with the Offer.  For further information concerning the Purchasers, see Section 11 below and Schedule I.  None of the Purchasers or the Depositary is affiliated with the Corporation or the Corporation’s management.  The address of the Corporation’s principal executive offices is 401 Edgewater Place, Suite 200, Wakefield, Massachusetts, 01880, and its phone number is (781) 557-1300

Shareholders are urged to consider the following factors:

•
The Corporation doesn’t intend to implement a liquidity plan for another 1 to 6 years.  At such time, the Corporation intends to sell the 16-story Class “A” office tower located in Dallas, Texas (the “Property”) and distribute the proceeds to the Shareholders (Form 10-K filed March 11, 2009).  Given the current decline in the real estate market, there is no guarantee that the Corporation will be able to sell the Property at a favorable price, if at all.

•
The Property is leased in its entirety to Tenet Hospitals Limited (“Tenet”).  The lease expires on December 31, 2009, and Tenet has announced that it will vacate the Property by the expiration date  (Form 10-Q filed August 8, 2008).  If the Corporation cannot find suitable replacement tenants, operating revenues for the Property could be significantly impacted, which in turn, could impact dividends paid to the Shareholders.  Although the Corporation paid dividends in the past to the Shareholders, the Corporation “cannot guarantee the future payment of dividends or the amount of any such dividends” (Form 10-K filed March 11, 2009).

•
The Offer will provide Shareholders with an opportunity to liquidate their investment without the usual transaction costs associated with market sales.  Shareholders may have a more immediate need to use the cash now tied up in an investment in the Shares and may wish to sell them to the Purchasers.

•
Shareholders who tender their Shares will give up the opportunity to participate in any future benefits from the ownership of Shares, including potential future dividends by the Corporation from property dispositions or operations from future development, if any, and the purchase price per Share payable to a tendering Shareholder by the Purchasers may be less than the total amount which might otherwise be received by the Shareholder with respect to the Share from the Corporation.

•
The Purchasers are making the Offer for investment purposes and with the intention of making a profit from the ownership of the Shares.  In establishing the purchase price of $40,000 per Share, the Purchasers are motivated to establish the lowest price which might be acceptable to Shareholders consistent with the Purchasers’ objectives.  There is no public market for the Shares, and neither the Shareholders nor the Purchasers have any accurate means for determining the actual present value of the Shares.  Although there can be no certainty as to the actual present value of the Shares, the Purchasers have estimated, solely for the purposes of determining an acceptable Offer price, that the Corporation could have an estimated liquidation value of approximately $85,030 per Share.  It should be noted, however, that the Purchasers have not made an independent appraisal of the Shares or the Corporation’s properties, and are not qualified to appraise real estate.  Furthermore, there can be no assurance as to the timing or amount of any future Corporation dividends, and there can be no assurance that the Purchasers’ estimate accurately reflects an approximate value of the Shares or that the actual amounts which may be realized by holders for the Shares may not vary substantially from this estimate.

•
The Depositary, MacKenzie Patterson Fuller, LP, is an affiliate of certain of the Purchasers.  No independent party will hold securities tendered until the offer closes and payment is made.  Because there is no independent intermediary to hold the Purchasers’ funds and tendered securities, the Purchasers may have access to the securities before all conditions to the Offer have been satisfied and selling Shareholders have been paid; however, neither the Depositary nor the Purchasers has any rights with respect to the Shares prior to the Expiration Date and acceptance by the Purchasers for payment.  Further, by tendering your Shares, you are agreeing to arbitrate any disputes that may arise between you and the Purchasers or the Depositary, to subject yourself to personal jurisdiction in California, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

•
The Offer allows Shareholders the option to sell 'All or None' of their Shares, thereby allowing Shareholders the option to avoid proration if more than 8 Shares are tendered. See Section 2—Acceptance for Payment and Payment for Shares; Proration and Section 4—Withdrawal Rights; Automatic Withdrawal Option. The Purchasers may accept only a portion of the Shares tendered by a Shareholder if a total of more than 8 Shares are tendered and the Shareholder does not select the 'All or None' option.

Establishment of the Offer Price

The Purchasers have set the Offer Price at $40,000 per Share, less the amount of any dividends declared or made with respect to the Shares between March 24, 2009 and the Expiration Date.  In determining the Offer Price, the Purchasers analyzed a number of quantitative and qualitative factors, including: (i) the lack of a secondary market for resales of the Shares and the resulting lack of liquidity of an investment in the Corporation; (ii) the estimated value of the Corporation’s real estate assets; and (iii) the costs to the Purchasers associated with acquiring the Shares.

The Corporation made the following statements in its Annual Report on Form 10-K for the fiscal year ending December 31, 2008: “There is no established public trading market for the Company's Common Stock or Preferred Stock.” The lack of any public market for the sale of Shares means that Shareholders have limited alternatives if they seek to sell their Shares.  As a result of such limited alternatives for Shareholders, the Purchasers may not need to offer as high a price for the Shares as they would otherwise.  On the other hand, the Purchasers take a greater risk in establishing a purchase price as there is no prevailing market price to be used for reference and the Purchasers themselves will have limited liquidity for the Shares upon consummation of the purchase.  The Purchasers’ review of independent secondary market reporting publications such as The Stanger Report and The Direct Investments Spectrum (formerly The Partnership Spectrum), reported no trading prices on secondary markets during the 3rd Quarter 2008 and no trading prices on secondary markets in Nov/Dec 2008, respectively.  Certain affiliates of the Buyers purchased one share in September 2008 for $25,000.  The information published by these independent sources is believed to be the product of their private market research and does not constitute the comprehensive transaction reporting of a securities exchange.  Accordingly, the Purchasers do not know whether the foregoing information is accurate or complete. The Purchasers are unaware of any other recent trading prices.

The Purchasers are offering to purchase Shares which are an illiquid investment and are not offering to purchase the Corporation’s underlying assets.  The Purchasers’ valuation is based upon the sale of the assets of the Corporation, but such assets may not be liquidated for an indefinite period of time.  Accordingly, the underlying asset value of the Corporation is only one factor used by the Purchasers in arriving at the Offer Price.  However, in the absence of trading price information, the Purchasers’ estimate of the net asset value of the Corporation may be relevant to Shareholders’ review of the Offer Price. Using publicly available information concerning the Corporation contained in the Corporation’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008 and the quarterly reports for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008, the Purchasers derived an estimated net asset value for the Shares.  The Purchasers are not qualified as real estate appraisers and have relied solely on publicly available information in making their estimate of the value of the Corporation’s assets.  The Purchasers’ estimated value of Corporation assets was calculated solely for purposes of formulating their offer and cannot be relied upon as representing an amount which might actually be realized upon a liquidation of the Corporation’s assets, whether now or at any time in the future.

In determining their estimated value of the Shares, the Purchasers first calculated the “Estimated Net Sales Value” of the Corporation’s real property investments.  The Estimated Net Sales Value was determined by first determining the net operating income (“NOI”) for the Corporation’s properties.  The NOI was calculated by subtracting from rental income the property operating expenses.  This NOI was then divided by a 9% capitalization rate (the “Cap Rate”).  The result reduced by 2% to take into account the estimated closing costs which would be incurred upon sale by the Corporation of the properties, including brokerage commissions, title costs, surveys, appraisals, legal fees and transfer taxes.  The NOI and the rental income were obtained from the Corporation’s Form 10-K for the year ended December 31, 2008(available on the Commission’s EDGAR system, at its internet web site at www.sec.gov, and available for inspection at the Commission’s principal office in Washington, D.C.).  The Purchasers believe that the Cap Rate utilized is within a range of capitalization rates currently employed in the marketplace for properties of similar type, age, and quality.  The utilization of different capitalization rates, however, could also be appropriate.  In this regard, Shareholders should be aware that the use of lower capitalization rate would result in a higher Estimated Net Sales Value.

To determine the Estimated Liquidation Value of the Corporation’s assets, the Purchaser added to the Estimated Net Sales Value of the Corporation’s properties the net current assets, as reported in the Corporation’s most recent Form 10-K for the year ended December 31, 2008, and calculated the amount of the balance allocable to the Shares.  The resulting Estimated Liquidation Value of the Corporation’s assets was approximately $85,030 per Share.  The Purchasers emphasize that this value was calculated by them solely for purposes of selecting an Offer Price.  There can be no assurance as to the actual liquidation value of Corporation assets or as to the amount or timing of dividends of liquidation proceeds which may be received by Shareholders.  The Corporation has not announced any pending offer to purchase its assets.  Accordingly, there can be no assurance as to the availability or timing of any liquidation proceeds.  Details on our analysis of the Estimated Valuation per Share based upon this information is given below:

Gross valuation of Corporation properties	$68,356,000
Less: Selling Costs at 2%	(1,367,000)
Plus: Net Current Assets	6,137,000
Estimated net valuation of your Corporation	$73,126,000
Estimated net valuation of shares	$73,126,000
Total number of shares	860
Estimated valuation per share	$85,030

The Offer Price represents the price at which the Purchasers are willing to purchase Shares.  The Purchasers arrived at the $40,000 Offer Price by applying a liquidity discount to their calculations of Estimated Liquidation Value of the Corporation’s assets, after deducting selling and liquidation costs.  The Purchasers apply such a discount with the intention of making a profit by holding on to the Shares until the Corporation is liquidated, hopefully at close to the full Estimated Liquidation Value.  No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchasers or any affiliate of the Purchasers as to such fairness.  Other measures of the value of the Shares may be relevant to Shareholders.  Shareholders are urged to consider carefully all of the information contained herein and consult with their own advisers, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Shares.

The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers.  Nevertheless, the Purchasers reserve the right to gauge the response to this solicitation, and, if not successful in purchasing 8 Shares pursuant to this Offer, may consider future offers.  Factors affecting the Purchasers’ future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchasers and their investment fund affiliates, the current diversification and performance of each affiliated fund’s portfolio of real estate interests, the development of any public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Corporation’s operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

General Background Information

Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Corporation or its management, has been derived from information provided in reports filed by the Corporation with the Securities and Exchange Commission.  Tendering Shareholders will not be obligated to pay transfer fees, brokerage fees, or commissions on the sale of the Shares to the Purchasers pursuant to the Offer.  The Purchasers will pay all charges and expenses incurred in connection with the Offer.  The Purchasers desire to purchase up to 8 Shares.  If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 8, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 8 Shares are so tendered and not withdrawn, we will accept for payment and pay for 8 Shares so tendered, pro rata according to the number of Shares so tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate.  However, you have the option to sell ‘All or None’ of your Shares by checking the appropriate box on the Letter of Transmittal.  If you check that box, we will only purchase your Shares if we can purchase all of your Shares; otherwise, you will be deemed to automatically withdraw your tender. See Section 2. Acceptance for Payment and Payment for Shares; Proration and Section 4.  Withdrawal Rights.  If, prior to the Expiration Date, the Purchasers increase the consideration offered to Shareholders pursuant to the Offer, such increased consideration will be paid with respect to all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.  Shareholders are urged to read this Offer to Purchase and the accompanying Assignment Form carefully before deciding whether to tender their Shares.

TENDER OFFER

Section 1.  Terms of the Offer.  Upon the terms and subject to the conditions of the Offer, the Purchasers will accept for payment and pay for Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase.  The term “Expiration Date” shall mean 11:59 p.m., Pacific Time, on April 24, 2009, unless and until the Purchasers shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by the Purchasers, shall expire.

The Offer is conditioned on satisfaction of certain conditions.  See Section 13, which sets forth in full the conditions of the Offer.  The Purchasers reserve the right (but shall not be obligated), in their sole discretion and for any reason, to waive any or all of such conditions.  If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchasers reserve the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered, terminate the Offer and return all tendered Shares to tendering Shareholders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of Shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer.  Notwithstanding the foregoing, upon the expiration of the Offer, if all conditions are either satisfied or waived, the Purchasers will promptly pay for all validly tendered Shares upon the earlier of receipt of your share certificates or confirmation from the Corporation that you own the Shares, and the Purchasers do not intend to imply that the foregoing rights of the Purchasers would permit the Purchasers to delay payment for validly tendered Shares following expiration.

The Purchasers do not anticipate and have no reason to believe that any condition or event will occur that would prevent the Purchasers from purchasing tendered Shares as offered herein.  Further, by tendering your Shares, you are agreeing to arbitrate any disputes that may arise between you and the Purchasers or the Depositary, to subject yourself to personal jurisdiction in California, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.  However, by so doing, you are not waiving any of your rights under the federal securities laws or any rule or regulation.

Section 2. Acceptance for Payment and Payment for Shares; Proration. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions thereof), the Purchasers will accept for payment, and will pay for, Shares validly tendered and not withdrawn in accordance with Section 4, promptly following the Expiration Date and upon the earlier of receipt of your share certificates or confirmation from the Corporation that you own the Shares.  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Assignment Form (or facsimile thereof) and any other documents required by the Assignment Form.

The Purchasers desire to purchase up to 8 Shares.  If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 8, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 8 Shares are so tendered and not withdrawn, we will accept for payment and pay for 8 Shares so tendered, pro rata according to the number of Shares so tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate. In the event that proration is required, because of the difficulty of immediately determining the precise number of Shares to be accepted, the Purchasers will announce the final results of proration as soon as practicable, but in no event later than five business days following the Expiration Date.  The Purchasers will not pay for any Shares tendered until after the final proration factor has been determined.  Shareholders may indicate, by checking a box on the Letter of Transmittal (the 'All or None' Box), that they only wish to sell their Shares if they will be able to sell all of their Shares, without any proration. See Section 4—Withdrawal Rights. If more than 8 Shares have been properly tendered without checking the All or None Box, then the above description of proration will apply only to tenders of such Shares that do not have the All or None Box checked.

For purposes of the Offer, the Purchasers shall be deemed to have accepted for payment (and thereby purchased) tendered Shares when, as and if the Purchasers give oral or written notice to the Depositary of the Purchasers’ acceptance for payment of such Shares pursuant to the Offer.  Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering Shareholders for the purpose of receiving payment from the Purchasers and transmitting payment to tendering Shareholders.

Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment.  If any tendered Shares are not purchased for any reason (other than due to proration as described above), the Assignment Form with respect to such Shares not purchased will be of no force or effect.  If, for any reason whatsoever, acceptance for payment of, or payment for, any Shares tendered pursuant to the Offer is delayed or the Purchasers are unable to accept for payment, purchase or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchasers’ rights under Section 13, the Depositary may, nevertheless, on behalf of the Purchasers, retain tendered Shares and such Shares may not be withdrawn (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that the Purchasers pay the consideration offered or return the Shares deposited by or on behalf of the Shareholder promptly after the termination or withdrawal of a tender offer), except to the extent that the tendering Shareholders are entitled to withdrawal rights as described in Section 4.  If, prior to the Expiration Date, the Purchasers shall increase the consideration offered to Shareholders pursuant to the Offer, such increased consideration shall be paid for all Shares accepted for payment pursuant to the Offer, whether or not such Shares were tendered prior to such increase.

Section 3. Procedures for Tendering Shares.

Valid Tender.  For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Assignment Form (a copy of which is enclosed with this Offer to Purchase) with any other documents required by the Assignment Form must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date.  A Shareholder may tender any or all Shares owned by such Shareholder.  In order for a tendering Shareholder to participate in the Offer, Shares must be validly tendered and not withdrawn prior to the Expiration Date, which is 11:59 p.m., Pacific Time, on April 24, 2009, or such date to which the Offer may be extended.  The method of delivery of the Assignment Form and all other required documents is at the option and risk of the tendering Shareholder and delivery will be deemed made only when actually received by the Depositary.

Backup Federal Income Tax Withholding.  To prevent the possible application of 31% backup federal income tax withholding with respect to payment of the Offer Price for Shares purchased pursuant to the Offer, a tendering Shareholder must provide the Depositary with such Shareholder’s correct taxpayer identification number and make certain certifications that such Shareholder is not subject to backup federal income tax withholding.  Each tendering Shareholder must insert in the Assignment Form the Shareholder’s taxpayer identification number or social security number in the space provided on the front of the Assignment Form.  The Assignment Form also includes a substitute Form W-9, which contains the certifications referred to above.

Other Requirements.  By executing a Assignment Form as set forth above, a tendering Shareholder irrevocably appoints the designees of the Purchasers as such Shareholder’s proxies, in the manner set forth in the Assignment Form, each with full power of substitution, to the full extent of such Shareholder’s rights with respect to the Shares tendered by such Shareholder and accepted for payment by the Purchasers.  Such appointment will be effective when, and only to the extent that, the Purchasers accept such Shares for payment.  Upon such acceptance for payment, all prior proxies given by such Shareholder with respect to such Shares will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective).  The designees of the Purchasers will, with respect to such Shares, be empowered to exercise all voting and other rights of such Shareholder as they in their sole discretion may deem proper at any meeting of Shareholders, by written consent or otherwise.  In addition, by executing a Assignment Form, a Shareholder also assigns to the Purchasers all of the Shareholder’s rights to receive dividends from the Corporation with respect to Shares which are accepted for payment and purchased pursuant to the Offer, other than those dividends declared or paid during the period commencing on the Offer Date and terminating on the Expiration Date.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Shares pursuant to the procedures described above will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding.  The Purchasers reserve the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Shares tendered may, in the opinion of the Purchasers’ counsel, be unlawful. The Purchasers also reserve the right to waive any defect or irregularity in any tender with respect to any particular Shares of any particular Shareholder, and the Purchasers’ interpretation of the terms and conditions of the Offer (including the Assignment Form and the Instructions thereto) will be final and binding.  Neither the Purchasers, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification.

A tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering Shareholder and the Purchasers upon the terms and subject to the conditions of the Offer, including the tendering Shareholder’s representation and warranty that (i) such Shareholder owns the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Share complies with Rule 14e-4.  Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Shareholders who have granted options to sell or purchase the Shares, hold option rights to acquire such securities, maintain “short” positions in the Shares (i.e., have borrowed the Shares) or have loaned the Shares to a short seller. A Shareholder will be deemed to tender Shares in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Shares and the holder (i) delivers the Shares pursuant to the terms of the Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer (such as facsimile delivery of the Transmittal Letter).

Section 4. Withdrawal Rights.  Except as otherwise provided in this Section 4, all tenders of Shares pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after May 23, 2009.  For withdrawal to be effective a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or the facsimile number set forth in the attached Assignment Form.  Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and must be signed by the person(s) who signed the Assignment Form in the same manner as the Assignment Form was signed.  If purchase of, or payment for, Shares is delayed for any reason or if the Purchasers are unable to purchase or pay for Shares for any reason, then, without prejudice to the Purchasers’ rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Purchasers and may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding.  Neither the Purchasers, nor the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.  Any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer.  Withdrawn Shares may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

Automatic Withdrawal Option. Shareholders may indicate, by checking a box on the Letter of Transmittal (the 'All or None Box'), that they only wish to sell their Shares if they will be able to sell all of their Shares, without any proration. If at any time during the day of the Expiration Date more than 8 Shares have been properly tendered, unless the Purchaser amends the Offer to increase the number of Shares to be purchased, the Purchaser will deem all Shares from Shareholders that checked the All or None Box to be withdrawn and not validly tendered for purposes of the Offer. Neither the Purchaser nor any other person will be under any duty to give any notice that such automatic withdrawal will occur.  Shareholders may change their election whether or not to check the All or None Box at any time on or prior to the Expiration Date by submitting a new Letter of Transmittal with their preferred election, in the manner described in Section 3 herein.

Section 5. Extension of Tender Period; Termination; Amendment.  The Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to the Depositary, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 13, to terminate the Offer and not accept for payment any Shares by giving oral or written notice of such termination to the Depositary, and (iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Shares being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Depositary prior to the Expiration Date.  Any extension, termination, or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act.  Without limiting the manner in which the Purchasers may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Purchasers will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a press release.  The Purchasers may also be required by applicable law to disseminate to Shareholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer.  The Purchasers will not provide a subsequent offering period following the Expiration Date.

If the Purchasers extend the Offer, or if the Purchasers (whether before or after its acceptance for payment of Shares) are delayed in their payment for Shares or are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchasers’ rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchasers, and such Shares may be withdrawn to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 4 (generally, if notice of withdrawal is given to the Depositary prior to the Expiration Date).  However, the ability of the Purchasers to delay payment for Shares that the Purchasers have accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchasers pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer, except that the Purchasers may delay payment until they receive the earlier of your share certificates or confirmation from the Corporation that you own the Shares.

If the Purchasers make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, the Purchasers will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.  The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information.  With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response.  As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through midnight, Pacific Time.  Any material change in the terms of the Offer will be published, sent, or given to you in a manner reasonably designed to inform you of such change; in most cases we will mail you supplemental materials.

Section 6. Material Federal Income Tax Consequences.  THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER.  For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than federal income tax laws.  Certain Shareholders (including trusts, foreign persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below.  This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing regulations, court decisions and Internal Revenue Service (“IRS”) rulings and other pronouncements.  EACH SHAREHOLDER TENDERING SHARES SHOULD CONSULT SUCH SHAREHOLDER’S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

Gain or Loss.  A taxable Shareholder will recognize a gain or loss on the sale of such Shareholder’s Shares in an amount equal to the difference between (i) the amount realized by such Shareholder on the sale and (ii) such Shareholder’s tax basis in the Shares sold.  If the Shareholder reports a loss on the sale, such loss generally could not be currently deducted by such Shareholder except against such Shareholder’s capital gains from other investments.

The tax basis in the Shares of a Shareholder will depend upon individual circumstances.  Each Shareholder who plans to tender hereunder should consult with the Shareholder’s own tax advisor as to the Shareholder’s tax basis in the Shareholder’s Shares and the resulting tax consequences of a sale.  A tax-exempt Shareholder (other than an organization described in Code Section 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan)) should not be required to recognize unrelated trade or business income upon the sale of its Shares pursuant to the Offer, assuming that such Shareholder does not hold its Shares as a “dealer” and has not acquired such Shares with debt financed proceeds.

Section 7. Effects of the Offer.

Limitations on Resales.  The Purchasers do not believe the provisions of the Corporation’s Articles of Incorporation should restrict transfers of Shares pursuant to the Offer.

Effect on Trading Market.  If a substantial number of Shares are purchased pursuant to the Offer the result would be a reduction in the number of Shareholders.  Reducing the number of security holders in certain kinds of equity securities might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. However, there is no established public trading market for the Shares and none is expected to develop.  Therefore, the Purchasers do not believe a reduction in the number of Shareholders will materially further restrict the Shareholders’ ability to find purchasers for their Shares through secondary market transactions.

Voting Power of Purchasers.  If the Purchasers acquire a significant number of the Shares sought hereunder could give the Purchasers a controlling voting interest in matters subject to a shareholder vote. The Corporation holds annual meetings to elect directors and conduct other business.  Votes of Shareholders might also be solicited for matters affecting the fundamental structure of the Corporation, such as the sale of the properties and dissolution of the Corporation.  A Shareholder who tenders Shares to the Purchasers grants a proxy to the Purchasers as of the date of acceptance of the tender, granting the Purchasers the right to vote such Shares in their sole discretion as to any matters for which the Corporation has established a record date prior to the time such.  Shares are transferred by the Corporation to the Purchasers.  The Purchasers reserve the right to exercise any and all rights they might hold in the event that any vote is called by the Corporation, or if, in the future, changes in circumstances would dictate that they or other shareholders exercise their right to vote.  Thus, if the Purchasers purchase a significant number of the outstanding Shares of the Corporation (pursuant to this and any other tender offers and other purchases), they may be in a position to control the Corporation by virtue of being able to vote in board of directors elections and other matters requiring shareholder consent.

Other Potential Effects.  The Shares are registered under the Exchange Act, which requires, among other things that the Corporation furnish certain information to its Shareholders and to the Commission and comply with the Commission’s proxy rules in connection with meetings of, and solicitation of consents from, Shareholders.  Registration and reporting requirements could be terminated by the Corporation if the number of record holders falls below 300, or below 500 if the Corporation’s total assets are below $10 million for three consecutive preceding fiscal years.  The Corporation reported a total of 841 shareholders as of its most recent fiscal year end, but the Purchasers are offering to purchase up to 8 Shares.  Accordingly, it is possible that the Offer could result in the total number of Shareholders falling below the foregoing 300 holder level.  As disclosed by the Corporation in its public reports, however, there has never been a public trading market for the Shares and none is expected to develop, so the Corporation’s status as a public company will not affect a trading market in the Shares.  A change in the Corporation’s status as a public company could reduce the information available to Shareholders about the Corporation if the information required to be provided to Shareholders by the Corporation’s Articles and Bylaws is not as extensive as that provided in reports required to be filed by public companies under applicable rules of the Securities and Exchange Commission.

Section 8.  Future Plans.  Following the completion of the Offer, the Purchasers, or their affiliates, may acquire additional Shares.  Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate.  Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Shares purchased pursuant to the Offer.  The Purchasers are seeking to purchase a total of 8 Shares.  If the Purchasers acquire fewer than 8 Shares pursuant to the Offer, the Purchasers may seek to make further purchases on the open market at prevailing prices, or solicit Shares pursuant to one or more future tender offers at the same price, a higher price or, if the Corporation’s circumstances change, at a lower price.  Alternatively, the Purchasers may discontinue any further purchases of Shares after termination of the Offer, regardless of the number of Shares purchased.  The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers.  Nevertheless, as noted above, the Purchasers reserve the right to gauge the response to this solicitation, and, if not successful in purchasing 8 Shares in this Offer, may consider future offers.  Factors affecting the Purchasers’ future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchasers and their investment fund affiliates, the current diversification and performance of each affiliated fund’s portfolio of real estate interests, the development of any public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Corporation’s operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

The Purchasers are acquiring the Shares pursuant to the Offer solely for investment purposes. The Purchasers have no present intention to seek control of the Corporation or to change the management or operations of the Corporation.  The Purchasers do not have any present intention to take any action in connection with the liquidation of the Corporation.  The Purchasers nevertheless reserve the right, at an appropriate time, to exercise their rights as shareholders to vote on matters subject to a shareholder vote, including, but not limited to, any vote to affecting the sale of the Corporation’s properties and the liquidation and dissolution of the Corporation.  Except as expressly set forth herein, the Purchasers have no present intention to seek control of the Corporation, to cause the Corporation to engage in any extraordinary transaction, to cause any purchase, sale or transfer of a material amount of the assets of any Corporation, to make any change in the dividend policies, indebtedness or capitalization of any Corporation or to change the structure, management or operations of the Corporation, the listing status of the Shares or the reporting requirements of the Corporation.  However, if the Purchasers purchase a significant number of the outstanding Shares of the Corporation (pursuant to this and any other tender offers and other purchases), they may be in a position to control the Corporation by virtue of being able to vote in board of directors elections and other matters requiring shareholder consent.

Section 9. The Business of the Corporation.  For information about the Corporation, please refer to the annual report prepared by the Corporation which was sent to you earlier, particularly Item 2 of Form 10-K, the Quarterly Reports on Form 10-Q,  and any other materials sent to you by the Corporation.  These documents contain updated information concerning the Corporation, including detailed information regarding the properties owned, including mortgages, rental rates, operations, management, and taxes. In addition, the Corporation is subject to the information and reporting requirements of the Exchange Act and information about the Corporation can be obtained on the Commission’s EDGAR system, at its internet web site at www.sec.gov, and are available for inspection at the Commission’s principal office in Washington, D.C.

Section 10. Conflicts of Interest.  The Depositary is affiliated with certain Purchasers. Therefore, by virtue of this affiliation, the Depositary may have inherent conflicts of interest in acting as Depositary for the Offer.  The Depositary’s role is administrative only, however, and any conflict of interest should not be deemed material to Shareholders.

Section 11. Certain Information Concerning the Purchasers.  The Purchasers are MORAGA GOLD, LLC; SCM Special Fund 2, LP; STEVEN GOLD.  For information concerning the Purchasers and their respective principals, please refer to Schedule I attached hereto. The principal business of each of the Purchasers is investment in securities, particularly real estate-based securities.  The principal business address of each of the Purchasers is 1640 School Street, Moraga, California 94556.

The Purchasers have made binding commitments to contribute and have available sufficient amounts of capital necessary to fund the acquisition of all Shares subject to the Offer, the expenses to be incurred in connection with the Offer, and all other anticipated costs of the Purchasers.  The Purchasers are not public companies and have not prepared audited financial statements or financial statements prepared in accordance with generally accepted accounting principles.  MacKenzie Patterson Fuller, LP and its affiliates have been in the business of purchasing illiquid real estate securities, both in open market transactions and by means of tender offers, since 1982 and have acquired more than $170 million in such securities for affiliated portfolios during the last ten years.  The Purchasers have aggregate assets that are more than sufficient to fund their collective obligation to purchase Shares in this Offer and any other outstanding tender offers.

Except as otherwise set forth herein, (i) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers beneficially owns or has a right to acquire any Shares, (ii) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares within the past 60 days, (iii) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Corporation, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchasers or, to the best knowledge of the Purchasers, the persons listed on Schedule I, or any affiliate of the Purchasers on the one hand, and the Corporation or its affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchasers, or to the best knowledge of the Purchasers any affiliate of the Purchasers on the one hand, the persons listed on Schedule I, and the Corporation or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and (vii) no person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. .

Section 12. Source of Funds.  The Purchasers expect that approximately $320,000 would be required to purchase 8 Shares, if tendered, and an additional $20,000 may be required to pay related fees and expenses.  The Purchasers anticipate funding all of the purchase price and related expenses through their existing capital and assets.  The cash and liquid securities necessary to complete the entire purchase are readily available and are committed to that purpose.  Accordingly, there are no financing arrangements to fall through and no alternative financing plans.

Section 13. Conditions of the Offer.  Notwithstanding any other term of the Offer, the Purchasers shall not be required to accept for payment or to pay for any Shares tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date.  As of the Offer Date, the Purchasers are unaware of any such required authorizations, approvals, or waiting periods relating to this Offer.  The Purchasers shall not be required to accept for payment or pay for any Shares and may terminate or amend the Offer as to such Shares if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

(a)  a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Shares by the Purchasers, (ii) imposes or confirms limitations on the ability of the Purchasers effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchasers pursuant to the Offer or otherwise on all matters properly presented to the Corporation’s Shareholders, (iii) requires divestiture by the Purchasers of any Shares, (iv) causes any material diminution of the benefits to be derived by the Purchasers as a result of the transactions contemplated by the Offer (see the discussion of such benefits in the Summary Term Sheet and Introduction sections of the Offer to Purchase) or (v) materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchasers or the Corporation, in the reasonable judgment of the Purchasers;

(b)  there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which will, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c)  any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Corporation, which, in the reasonable judgment of the Purchasers, is or will be materially adverse to the Corporation, or the Purchasers shall have become aware of any fact that, in the reasonable judgment of the Purchasers, does or will have a material adverse effect on the value of the Shares;

(d)  there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(e)  it shall have been publicly disclosed or the Purchasers shall have otherwise learned that (i) more than fifty percent of the outstanding Shares have been or are proposed to be acquired by another person (including a “group” within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Shares beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Shares.

The foregoing conditions are for the sole benefit of the Purchasers and may be asserted by the Purchasers or may be waived by the Purchasers in whole or in part at any time and from time to time prior to the Expiration Date in their sole exercise of reasonable discretion, and the Offer will remain open for a period of at least five business days following any such waiver of a material condition.  However, if we waive a certain condition for one tendering Shareholder, we will waive that condition for all Shareholders tendering Shares.  Any determination by the Purchasers concerning the events described above will be final and binding upon all parties, subject, of course, to the parties’ ability to seek review of any contested determination by an arbitrator pursuant to Section 16.

Section 14. Certain Legal Matters.

General.  Except as set forth in this Section 14, the Purchasers are not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Shares by the Purchasers pursuant to the Offer.  Should any such approval or other action be required, it is the Purchasers’ present intention that such additional approval or action would be sought.  While there is no present intent to delay the purchase of Shares tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Corporation’s business, or that certain parts of the Corporation’s business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchasers to elect to terminate the Offer without purchasing Shares thereunder.  The Purchasers’ obligation to purchase and pay for Shares is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

Antitrust.  The Purchasers do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Shares pursuant to the Offer.

Margin Requirements.  The Shares are not “margin securities” under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

State Takeover Laws.  A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein.  The Purchasers are not seeking a controlling block of Shares or such a number of Shares as to fall within these state statutes and, therefore, do not believe that any anti-takeover laws apply to the transactions contemplated by the Offer.  Although the Purchasers have not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchasers reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer or any action taken in connection herewith is intended as a waiver of such right.  If any state anti-takeover statute is applicable to the Offer, the Purchasers might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer.  In such case, the Purchasers may not be obligated to accept for purchase or pay for any Shares tendered.

Section 15. Fees and Expenses.  The Purchasers have retained MacKenzie Patterson Fuller, LP, an affiliate of certain Purchasers, to act as Depositary in connection with the Offer.  The Purchasers will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.  The Purchasers will also pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

Section 16. Miscellaneous.  THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) SHAREHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.  THE PURCHASERS ARE NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

No person has been authorized to give any information or to make any representation on behalf of the Purchasers not contained herein or in the Assignment Form and, if given or made, such information or representation must not be relied upon as having been authorized.

Further, by tendering your Shares, you are agreeing to arbitrate any disputes that may arise between you and the Purchasers or the Depositary, to subject yourself to personal jurisdiction in California, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

SCHEDULE I

THE PURCHASERS AND THEIR RESPECTIVE PRINCIPALS

The Purchasers are MORAGA GOLD, LLC; SCM Special Fund 2, LP; Steven Gold.  Each of the entity Purchasers is organized as a limited liability company or limited partnership.  MacKenzie Patterson Fuller, LP is the manager or general partner of the following entities: MORAGA GOLD, LLC.  Sutter Capital Management, LLC and/or SCM-GP, LLC, its subsidiary, is the manager or general partner of: SCM Special Fund 2, LP.    Steven Gold purchases real estate securities for his own account and is advised by MPF Advisers, LP, an affiliate of MacKenzie Patterson Fuller, LP.  The names of the controlling persons and executive officers of MacKenzie Patterson Fuller, LP and Sutter Capital Management, LLC are set forth below.  Sutter Capital Management, LLC is wholly owned by MPF Advisers, LP, an affiliate of MacKenzie Patterson Fuller, LP.  The Purchasers have jointly made the offer and are jointly and severally liable for satisfying its terms.  Other than the foregoing, the Purchasers’ relationship consists of an informal agreement to share the costs associated with making the offer and to allocate any resulting purchases of Shares among them in such manner and proportions as they may determine in the future.  Each of the entities is organized in California.  The Purchasers intend, if the Offer is fully subscribed, to allocate the Shares among themselves as follows:  SCM Special Fund 2, LP, 7 Shares, Moraga Gold, LLC, 0.5 Shares, Steve Gold, 0.5 Shares.  We will determine modifications to this allocation based upon the number of Shares tendered.  Priority is given to Purchasers which already hold Shares, then to Purchasers which raised capital first, then to the remaining Purchasers in equal shares.  Shares will be allocated according to this priority until the maximum number of Shares listed above are allocated to Purchasers within a given priority, then Shares will be allocated similarly among Purchasers in the next level of priority, until all Shares are allocated.

MacKenzie Patterson Fuller, LP

The names of the controlling persons and executive officers of MacKenzie Patterson Fuller, LP are set forth below.  Each individual is a citizen of the United States of America.  The principal business address of MacKenzie Patterson Fuller, LP, each Purchaser, and each individual is 1640 School Street, Moraga, California 94556, and the business telephone number for each is 925-631-9100.  The general partner is BC-GP, Inc., a California corporation owned by the controlling persons of MPF.

C.E. Patterson is President and controlling person of MacKenzie Patterson Fuller, LP, which acts as manager and general partner of a number of real estate investment vehicles, and has served in those positions since January 1989.  In 1981, Mr. Patterson founded Patterson Financial Services, Inc. (now MPF Advisers, LP), a registered investment adviser (“MPFA”), with Berniece A. Patterson, as a financial planning firm, and he has served as its President since that date.  Mr. Patterson founded Patterson Real Estate Services, a licensed California Real Estate Broker, in 1982.  As President of MPFA, Mr. Patterson is responsible for all investment counseling activities.  He supervises the analysis of investment opportunities for the clients of the firm.  Mr. Patterson previously served as president of Host Funding, Inc., an owner of lodging properties, from December 1999 through 2003.  Mr. Patterson is also an officer and controlling shareholder of Cal-Kan, Inc., a closely held real estate investment company.  Mr. Patterson, through his affiliates, manages a number of investment and real estate companies.

Berniece A. Patterson is a controlling person of MacKenzie Patterson Fuller, LP and has served in that capacity since its formation in 1988.  In 1981, Ms. Patterson and C.E. Patterson established MPFA.  She has served as controlling person and Secretary of MPFA since that date.  Her responsibilities with MPFA include oversight of administrative matters and monitoring of past projects underwritten by MPFA.  Since October 1990, Ms. Patterson has been responsible for the day-to-day operations of two nursing homes and over 200 employees.

Glen W. Fuller became senior vice president and a controlling person of MacKenzie Patterson Fuller, LP in May 2000.  Since 2004 he has been a controlling person and vice president of MPFA, and is a senior vice president and controlling person of Sutter Capital Management, LLC.  Prior to becoming senior vice president, from August 1998 to April 2000, he was with MacKenzie Patterson Fuller, LP as a portfolio manager and research analyst.  From December 1999 to 2003, Mr. Fuller served as an officer and director of Host Funding, Inc.  Prior to joining MacKenzie Patterson Fuller, LP, from May 1996 to July 1998, Mr. Fuller ran the over-the-counter trading desk for North Coast Securities Corp. (previously Morgan Fuller Capital Group) with responsibility for both the proprietary and retail trading desks.  Mr. Fuller was also the registered options principal and registered municipal bond principal for North Coast Securities, a registered broker dealer.  Mr. Fuller was formerly a NASD-registered options principal and registered bond principal, and he held his NASD Series 7, general securities license (now inactive).  Mr. Fuller has also spent time working on the floor of the New York Stock Exchange as a trading clerk and on the floor of the Pacific Stock Exchange in San Francisco as an assistant specialist for LIT America.

Chip Patterson is senior vice president, general counsel, and a controlling person of the MacKenzie Patterson Fuller, LP, MPFA, and Sutter Capital Management, LLC.  Prior to joining MacKenzie Patterson Fuller, LP in July 2003, he was a securities and corporate finance attorney with the national law firm of Davis Wright Tremaine LLP from August 2000 to January 2003.  From August 1997 to May 2000 he attended the University of Michigan Law School, where he graduated magna cum laude with a Juris Doctor Degree. Prior to law school, Chip Patterson taught physics, chemistry, and math at the high school level for three years, from June 1994 to June 1997.  He graduated with high distinction and Phi Beta Kappa from the University of California at Berkeley with a Bachelor of Arts Degree in Political Science.  He also has prior experience in sales, retail, and banking.

Christine Simpson is senior vice president of MacKenzie Patterson Fuller, LP, MPFA, and Sutter Capital Management, LLC, and is responsible for the day-to-day management of research and securities purchases and sales on behalf of the entities managed by MacKenzie Patterson Fuller, LP  Ms. Simpson has served in that position since January 1997; from January 1994 until her promotion to vice president, she was a research analyst with MacKenzie Patterson Fuller, LP  She joined MacKenzie Patterson Fuller, LP as an administrative assistant in July 1990. Ms. Simpson received her Bachelor of Arts degree in Management from Saint Mary’s College of California in May 2005, her Master of Science in Financial Analysis and Investment Management from Saint Mary’s College of California in October 2006, and her Master of Business Administration degree from Saint Mary’s College of California in June 2008.

Robert E. Dixon is senior vice president and a controlling person of MPFA and MacKenzie Patterson Fuller, LP, is the president of Sutter Capital Management, LLC, and served as an officer and director of Sutter Holding Company, Inc. from March 2002 to October 2006.  Mr. Dixon received his Bachelor’s degree in economics from the University of California at Los Angeles in 1992.  He worked for Lehman Brothers, Inc. in equity sales and trading during 1993 and 1994.  From October 1994 to June, 1996 he worked for MacKenzie Patterson, Inc. as a securities research analyst.  Mr. Dixon became a Chartered Financial Analyst in 1996, and received his Master of Business Administration degree from Cornell University in 1998.  In July of 1998 he began buying and selling securities for his own account and those of the entities he controlled, and he was principally engaged in that activity until May 2005, when he rejoined MPFA.  Mr. Dixon was a registered representative of North Coast Securities from 1994 through 1997.

Steven Gold

Steven Gold, a California attorney, has been working during the last five years analyzing investments on behalf of the David B. Gold Foundation, a charitable foundation for which he is the Treasurer.   The business address of the Foundation is 44 Montgomery Street, Suite 3750, San Francisco, California  94104.  Mr. Gold is a U.S. citizen.  In addition, he has participated in starting a number of business ventures, including T/O devices and an import/export company.